Exhibit 99.1

www.pdl.com

For Immediate Release

Contact:

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS TO RECEIVE $250 MILLION FROM OFFERING OF CONVERTIBLE SENIOR NOTES

Fremont, Calif., February 9, 2005 — Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced it has priced its previously announced private placement under Rule 144A in an aggregate principal amount of $250 million of its convertible senior notes due 2012.  In addition, PDL has granted the initial purchasers of the notes an option to purchase up to an additional $50 million principal amount of notes.  The notes will be convertible into PDL common stock at a price equal to approximately $23.69 per share, subject to adjustment in certain circumstances, which represents a 30 percent premium over yesterday’s closing price of $18.22.  The notes will bear an interest rate of 2.0 percent per annum and will have a seven-year term.  The offering is expected to close on February 14, 2005, subject to customary closing conditions.

PDL expects to use the net proceeds from the offering for working capital and other general corporate purposes, including research and development, capital expenditures and expansion of our manufacturing facilities.  PDL may use a portion of the net proceeds to pay for the proposed acquisitions of ESP Pharma Holding Company, Inc. and Retavase®, and to acquire or invest in other complementary businesses, products or technologies.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the convertible senior notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the Securities Act) or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.  Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements, including but not limited to the ability of PDL to complete the sale of the notes and the ability of PDL to effectively use the proceeds of the sale for the indicated purposes.  Factors that may cause such differences are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2003, PDL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, PDL’s Form 8-K filed on February 7, 2005, and other filings made with the Securities and Exchange Commission.  In addition, PDL may be unable to consummate the acquisition of ESP Pharma Holding Company, Inc. or to develop its or ESP Pharma’s products and technologies, may experience failures or delays in preclinical or clinical trials and may be subject to administrative proceedings or disputes regarding its intellectual property.  All forward-looking statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.